Exhibit 4.10
Translation
A logo that reads: Mexico City
GOVERNMENT OF THE FEDERAL DISTRICT
Department of Works and Services
Direction General of Transportation Works
CONTRACT NO. 8.07 CO 01 T.2.022
Contract No. 8.07 C0 01 T.2.022
Total Amount of the Agreement $15,290’000,000.00
V.A.T. (15%) $2,293’500,000.00
Total amount $ 17,583’500,000.00
Budget Item: 6,100
Authorization of the investment: budget affectation A 10 PD ME 018 and A 10 PD
ME 020 both dated April 9 2008 and C 07 C0 01 300 E dated June 6 2008.
Beginning Date: July 3, 2008
Completion Date: December 31, 2011
Administrative Unit: DIRECTION GENERAL OF TRANSPORTATION WORKS
Division: Construction Office and Technical Office.
Contractor: INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., who jointly submitted its proposal with ALSTOM MEXICANA, S.A. DE C.V. and CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V.

Description of work:
“INTEGRAL LUMP-SUM PROJECT SUBJECT TO A LIMITED PERIOD OF TIME FOR THE CONSTRUCTION OF LINE 12 TLÁHUAC-MIXCOAC OF THE UNDERGROUND PUBLIC TRANSPORTATION SYSTEM, COMPRISING THE NECESSARY RESEARCH AND ANALYSIS; PRELIMINARY PLANS; EXECUTIVE PROJECTS; CONSTRUCTION; FIXED FACILITIES; TESTING; RUNNING WITH NO LOAD AND BEGINNING OF OPERATIONS; TRAINING AND REQUIREMENTS OF THE OPERATING BODY, BEING FINALLY COMPLETED AT THE INTERSECTING ZONES AND UNDERGROUND STATIONS UP TO THE LEVEL OF THE WATER-PROOF BODY”

Lump-sum Public Works Construction Contract and subject to a Limited Period of Time consisting in an Integral Project entered into by and between, on the one part, the Government of the Federal District through the Direction General of Transportation Works hereinafter referred to as the “GDF”, represented by Eng. Pedro Servando Delgado Gamboa in his capacity as Director General, and on the other part the company named INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., hereinafter referred to as “THE CONTRACTOR”, common representative and leader of the joint venture of the companies INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., ALSTOM MEXICANA, S.A. DE C.V. and CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN S.A.B. DE C.V., represented by Eng. Felipe Martínez Álvarez in his capacity as Attorney-in-fact of the joint venture companies as the common representative, according to the following representations and clauses:
R E P R E S E N T A T I O N S
I. - “GDF” represents:
I.1.- That the Federal District is a Federal entity with legal capacity and estate of its own, whose Head of Government is in charge of the Public Administration of the Federal District, according to articles 43, 44 and 122 of the General Constitution of the United Mexican States, 1st, 2nd and 8th section II of the Statute of the Federal District Government, 1st, 2nd, 5th, 8th, 12th and 15th of the Organic Law of the Public Administration of the Federal District, 1st and 7th of the Internal Regulations of the Public Administration of the Federal District, and it is assisted by, among others, the Department of Works and Services, according to article 15 section V of the Organic Law of the Public Administration of the Federal District.
I.2.- That the Directorate General of Transportation Works is an Administrative Unit reporting to the Department of Works and Services, whose main purpose is to carry out the necessary research, projects, construction works and expansion of the Underground Public Transportation System (Metro), Metrobus, Electric Transports, Light Train, Modal Transfer Centers; as well as other coincidental ways, induced and complementary works, bridges, intersections, over and under passes, bike lanes and streetcars of the Federal District, according to the provisions of article 59 of the “Act through which various provisions of the Internal Regulations of the Public Administration of the Federal District are amended” published in the Official Gazette of the Federal District on June 11, 2007.

1.3.- That Eng. Pedro Servando Delgado Gamboa, was appointed as Director General of Transportation Works, with the appointment dated August 16, 2007, issued by Mr. Marcelo Luis Ebrard Casaubon, Governor in Chief of the Federal District, and he has the necessary powers and authority to execute this administrative agreement, according to article 17 set forth in the Organic Law of the Federal District’s Public Administration, 37 and 59 of the “Act through which various provisions of the Internal Regulations of the Public Administration of the Federal District are amended” published in the Official Gazette of the Federal District on June 11, 2007. He is also authorized to enter into contracts and agreements including their cancellation and early termination, and any other legal acts and documents related to the same, within the scope of competence that is necessary for the exercise of his duties, according to item First and Third of the Resolution which orders the delegation to the General Directors and their counterpart in the Department of Public Works the authority which is indicated and published in the Official Gazette of the Federal District on December 3, 2007, the official communication GDF-SOS/08-01 dated January 2, 2008 issued by the Secretary of Works and Services; as well as Article Five Transitory of the “Act through which various provisions of the Internal Regulations of the Public Administration of the Federal District are amended” published in the Official Gazette of the Federal District on April 30, 2008.
I.4.- In accordance with article 47 in the last paragraph of the Public Works Law for the Federal District and 49 of the Regulations of the Public Works Law for the Federal District “THE CONTRACTOR” submitted its proposal together with the companies ALSTOM MEXICANA, S.A. DE C.V. and CARSO INFRAESTRUCTURA y CONSTRUCCIÓN, S.A.B. DE C.V.
“THE CONTRACTOR” submitted the lowest bid and according to number 3.3.3 of exhibit 12 of the Basis of the International Public Bidding no 30001140-001-08, providing that “... the successful bidder shall study, propose and develop alternative solutions which allow the optimization of technical, material and economic resources...” it submitted a rationalized proposal that has the favorable opinion of the Comptroller’s Office of the Federal District; therefore this Contract was awarded to “THE CONTRACTOR” through the INTERNATIONAL PUBLIC BIDDING process number 30001140-001-08, according to official award dated June 12, 2008, by virtue of the fact that it offers the best technical, economic, financial and administrative conditions for the Government of the Federal District, which procedure was carried out according to that provided for in articles 23, 24 A and 25 A Section II and 44 section II of the Public Works Law for the Federal District, according to article 3, Part C of said legal statute.
I.5.- That in order to cover the disbursements of this agreement, the Department of Finance of the Federal District, through the budget affectations A 10 PD ME 018 and A 10 PD ME 020 both dated April 9, 2008 and C 07 C0 01 300 E dated June 6, 2008, has authorized the investment corresponding to the works subject to this instrument, and has the sufficient budget necessary in item 6100.
I.6.- That it has established its domicile at Avenida Universidad number 800, Colonia Santa Cruz Atoyac, C.P. 03310, Delegación Benito Juarez, same that it appoints for all the legal effects hereunder.

II. - “THE CONTRACTOR”, through its common representative and leader of the companies’ joint venture, represents:
II.1.- That the company INGENIEROS CIVILES ASOCIADOS S.A. DE C.V. is a sociedad anónima de capital variable legally incorporated under the laws of Mexico, as it appears in Public Deed number 561 dated July 4, 1947, granted before Notary Public No. 108 of the Federal District Attorney Jorge Sotelo Regil and registered with the Public Registry of Commerce of the Federal District under commerce folio no. 516 dated December 30, 1947 and the legal transcript contained in Public Deed number 163,292 dated August 25, 2005 granted before Notary Public number 38 of the Federal District Attorney Jesús Castro Figueroa. That its representative Eng. Felipe Martínez Álvarez proves his authority as Attorney-in-fact with the certified copy of Public Deed number 163,314 dated September 1, 2005, granted before Notary Public no. 38 Attorney Jesús Castro Figueroa, registered with the Public Registry of Commerce under folio number 736 dated October 5, 2005, same that has the necessary powers to bind his principal under the terms of this administrative agreement and under affirmation he represents that such powers have not been revoked, modified or limited in any manner whatsoever in regard to the position with which he appears.
II.2.- That public deed number 166,472 dated April 22, 2008; granted before Notary Public 38 Atty. Jesús Castro Figueroa, contains the “NOTARIZATION OF THE JOINT VENTURE OR ASSOCIATION AGREEMENT AND ITS CORRESPONDING EXHIBIT” entered into by and among the commercial companies INGENIEROS CIVILES ASOCIADOS S.A. DE C.V., ALSTOM MEXICANA, S.A. DE C.V. and CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN S.A.B DE C.V., which determines the representativeness of such companies in compliance with the Public Works Law for the Federal District in the penultimate paragraph of its article 47 and in article 49 of the Regulations of the Public Works Law for the Federal District.
II.3.- That in the agreement mentioned in the precedent representation, the aforementioned parties establish that they acknowledge and undertake that as of the formalization of this administrative agreement they are jointly and severally liable in each and every one of the covenants of the same, before the “GDF” of any liability resulting from this administrative agreement, regardless of the risk that may correspond to each appearing company under such joint venture or association and its relevant exhibit.
II.4.- That the company CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V., submitted the technical and economical proposal jointly with “THE CONTRACTOR” and ALSTOM MEXICANA, S.A. DE C.V. in the International Public Bidding number 30001140-001-08; that it is a sociedad anónima de capital variable legally incorporated under the Laws of Mexico, as it appears in public deeds numbers 116,377 dated December 14, 1999, granted before Notary Public number 20 of the Federal District, Atty. Luis Felipe del Valle Prieto Ortega, registered with the Public Registry of Commerce of the Federal District, under commercial folio number 257,763 dated January 26, 2000; 20,444 dated September 28, 2004, granted before Notary Public number 233 of the Federal District, Atty. Angel Gilberto Adame López, registered with the Public Registry of Commerce of the Federal District, under commercial folio number 257,763 according to a notary certification dated October 7, 2005; 110,585 dated August 17, 2005, granted before Notary Public number 103 of the Federal District, Atty. Armando Galvez Pérez Aragón, registered with the Public Registry of Commerce of the Federal District under commercial folio number 257,763 and 138,691 dated August 26, 2005; 22,717 dated October 4, 2005, granted before Notary Public 227 of the Federal District, Atty. Carlos Antonio Morales Montes de Oca and registered with the Public Registry of Commerce of the Federal District under commercial folio number 257,763 dated October 17, 2005; 37,984 dated December 14, 2006, granted before Notary Public number 233 of the Federal District, Attorney Angel Gilberto Adame López, registered with the Public Registry of Commerce of the Federal District under commercial folio number 257,763 dated January 9, 2007; 38,671 dated February 23, 2007, granted before Notary Public number 233 of the Federal District, Attorney Angel Gilberto Adame López, registered with the Public Registry of Commerce of the Federal District under commercial folio number 257,763 dated March 20, 2007; 29,778 dated October 26, 2007, granted before Notary Public number 201 of the Federal District, Attorney Héctor Manuel Cárdenas Villarreal, registered with the Public Registry of Commerce of the Federal District, under commercial folio number 257,763 dated October 30, 2007. That its representative Eng. Antonio Gómez García proves his capacity as attorney-in-fact with the certified copy of public deed number 42,112 dated December 12, 2007, granted before Notary Public number 233 of the Federal District, Atty. Angel Gilberto Adame López, registered with the Public Registry of Commerce of the Federal District under commercial folio number 257,763 dated January 8, 2008, same that grants him sufficient powers and authority to bind his principal under the terms of this administrative agreement and under affirmation he represents that such powers and authority have not been revoked, modified nor limited in any manner whatsoever with regard to the position with which he appears.
II.5.- That the company ALSTOM MEXICANA, S.A. DE C.V. submitted the technical and economic proposal jointly with “THE CONTRACTOR” and the company CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V., in the International Public Bidding number 30001140-001-08; that is a company duly incorporated under the Mexican Laws, as it appears in Public Deeds numbers 29,346 dated July 17, 1980 granted before Notary Public no. 132 of the Federal District Attorney Carlos Ramírez Zetina and registered in commercial folio number 26,184 of the Public Registry of Commerce of Mexico City Federal District; 10,272 dated November 30, 1982 granted before Notary Public no. 24 of the Federal District Atty. José Serrano Acevedo; 47, 234 dated August 5, 1986 granted before Notary Public 112 of the Federal District Atty. Roberto Nuñez y Escalante; Public Deed number 5,793 dated May 17, 1990 before Notary Public no. 200 of the Federal District Atty. Jose Daniel Labardini Schettino; 76,191 dated June 24, 1993 granted before Notary Public number 9 of the Federal District Attorney José Angel Villalobos Magaña; 89,905 dated June 20, 1996 granted before Notary Public number 49 of the Federal District Atty. Arturo Sobrino Franco; 89,907 dated June 20, 1996 granted before Notary Public No. 49 of the Federal District Atty. Arturo Sobrino Franco; 6,672 dated June 22, 1998 granted before Notary Public no. 218 of the Federal District Atty. José Luis Villavicencio Castañeda and registered under number 77; volume 219, book of companies in the Public registry of Commerce of the City of Morelia, Michoacán; 9,428 dated January 18, 2000 granted before Notary Public 218 of the Federal District Atty. José Luis Villavicencio Castañeda and registered under folio number 32, volume 255, book of companies of the Public Registry of Commerce of Morelia, Michoacán; 75,115 dated December 8, 2005 granted before Notary Public 140 of the Federal District Atty. Jorge Alfredo Dominguez Martinez and registered in commercial folios 4,533*1 and 183,861 of the Public Registry of Commerce of the City of Morelia Michoacán and of the Public Registry of Commerce of Mexico City Federal District; 75,785 dated March 17, 2006 granted before Notary Public number 140 of the Federal District Atty. Jorge Alfredo Dominguez Martínez and registered in commercial folio 26,184 of the Public Registry of Commerce of Mexico City, Federal District. That its representative Ms. Cintia Ivon María del Rocío Angulo Hinojosa proves her capacity as attorney-in-fact with certified copy no. 76,773 dated August 8, 2006, granted before Notary Public no. 140 Atty. Jorge Alfredo Dominguez Martínez, same that has sufficient authority to bind her principal pursuant to the terms of this administrative agreement and under affirmation she represents that such powers and authority have not been revoked, modified or limited with regard to the position with which she appears.

II.6.- That the representative of “THE CONTRACTOR” and leader of the companies’ joint venture, Eng. Felipe Martinez Alvarez proves his capacity as Attorney-in-fact of the commercial companies named INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V and ALSTOM MEXICANA, S.A. DE C.V., pursuant to Public Deed number 166,472 dated April 22, 2008; granted before Notary Public number 38 Attorney Jesús Castro Figueroa, through which they executed the “NOTARIZATION OF THE JOINT VENTURE OR ASSOCIATION AGREEMENT AND ITS CORRESPONDING EXHIBIT” set forth in representation II.2 and who has the necessary powers and authority to bind his principals under the terms of this administrative agreement and under affirmation he represents that such powers and authority have not been revoked, modified or limited in any manner whatsoever with regard to his position with which he appears.
II.7.- “THE CONTRACTOR” represents that it is a Mexican company and agrees that in the event it changes its nationality, it shall consider itself as Mexican in regard to this agreement and shall not invoke the protection of any foreign government under the penalty for failure to forfeit every right derived from this agreement in favor of the Mexican Nation.
II.8.- That it is duly registered with the Federal Registry of Tax Payers of the Department of Treasury and Public Credit with ID number ICA-850812 MV0.
That its Bidder Registration Certificate issued by the Department of Works and Services of the Federal District is no. GDF-SOS-015, specializing among other things in Primary and Secondary Lines, Pavement, Fittings and Sidewalks, Public Lighting, Under and Over passes and Pedestrian overpasses, Vehicular bridges, Edification, General Urbanization, Dwelling, Solid Waste Treatment Plants, Transfer Stations, Landfills, Public Parking, Metro Works, Previous and Technical Researches, Administration of Works, Airports, Special Facilities and Criminal Centers.
II.9.- That it has legal capacity to enter into agreements and that it meets the technical and economic conditions to become obliged to execute the works subject to this instrument.
II.10.- That the companies it represents have full knowledge of the purpose, characteristics, scopes and goals of the works of this agreement, the technical specifications determined by the Public Administration of the Federal District for these types of works, and that they know and have inspected the work sites of this agreement, in order to consider all the factors that are relevant to its compliance, they are confident to fully comply with each and every obligation undertaken upon the execution of this agreement, and they ratify their technical and economic proposal of the International Public Bidding number 30001140-001-08.
II.11.- That “THE CONTRACTOR” knows the content of and shall abide by the provisions of the Public Works Law for the Federal District, the Regulations of the Public Works Law for the Federal District, the Construction Regulations for the Federal District, the Construction Standards of the Public Administration of the Federal District, the Administrative Policies, the Basis and Guidelines in the field of Public Works, the Executive Order for the relevant fiscal year’s Expense Budget, the Financial Code of the Federal District for the relevant fiscal year and other applicable provisions.

II.12.- The companies INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., ALSTOM MEXICANA, S.A. DE C.V. and CARSO INFRAESTRUCTURA and CONSTRUCCIÓN S.A.B. DE C.V. shall be jointly and severally liable for the execution of the works of this agreement and they shall abide to all the statutes and regulations of the competent authorities in the construction, safety, use of public ways, ecological protection and environment which govern the federal and local domain, as well as the instructions provided to such effect by the “GDF”, and they shall be accountable for any liabilities, damages and losses that may derive from their failure to comply with the same.
II.13.- That “THE CONTRACTOR” shall be solely responsible for the compliance of each and every tax, labor, social security and any other legal obligation that may correspond to them by virtue of the execution of the works subject to this agreement and that they are aware of the content of the legal and administrative provisions that regulate juridical acts such as this instrument.
II.14.- That the companies represent that they know the content of and undertake to abide by the Basis of the International Public Bidding No. 30001140-001-08, the Clarification Meetings, the Modification and Clarification Circular letters, the exhibits C-1 GENERAL PROGRAM OF ACTIVITIES PER ITEM; C-2 GENERAL PROGRAM OF BIMONTHLY AMOUNTS PER ITEM; C-3 BUDGET AND GENERAL CATALOG OF ACTIVITIES PER ITEM; CALENDARIZED SUMMARY PER ACTIVITY; DESCRIPTION IN DETAIL OF RESEARCH, PROJECTS AND THE MAIN ACTIVITIES OF THE WORK; RELEVANT TECHNICAL DOCUMENTS; THE WORKS LOGBOOK; THE TERMS OF REFERENCE AND ELEMENTS OF THE PROJECT’S WHOLE PROPOSAL INCLUDING THE “CONTRACTOR’S” OWN SUPERVISION IN THE EXECUTION OF THE WHOLE PROJECT, in everything that is not opposite to the rationalized proposal and duly signed by the parties are made a part of this administrative agreement and are incorporated by reference as if they were included herein.
II.15.- That “THE CONTRACTOR” represents that none of the individuals that are part of the Commercial Companies that he represents perform a position or commission in the public service and that they are not banned from carrying out the aforementioned duties, according to article 37 of the Public Works Law for the Federal District and 47 of the Federal Law of Civil Service Liability Law and other applicable laws. Further, he represents that they are not sanctioned from or unable to participate in public bids, restricted invitations, direct awarding or in the execution of agreements and or contracts in the field of public works and services related to public works, by the Federal District Comptroller’s Office, nor by the Central Committee of Public Works of the Federal District. Otherwise, the agreement shall be null and void by operation of law, according to article 15 of the Public Works Law for the Federal District, 2225 and 2238 of the Civil Code for the Federal District.

II.16.- He further represents that they are in compliance with their tax obligations pursuant to article 464 of the Financial Code of the Federal District and the applicable general Rules; failure to comply with the tax obligations referred to by the aforementioned legal provisions shall result in the cancellation or early termination of this agreement, which action may take place at any time pursuant to article 27 of the Public Works Law for the Federal District.
II.17.- That “THE CONTRACTOR” accepts and undertakes to keep for a period of five years all the documents and data derived from the execution and compliance of this agreement, commencing at of the signature for the delivery-receipt of the whole project.
II.18.- That they have established their common address at Minería 145 Int. B Third Floor, Colonia Escandón, Delegación Miguel Hidalgo, C.P. 11800 in Mexico City, Federal District, which is established for all the legal purposes and effects of this agreement. Furthermore, it represents that if they change their address, “THE CONTRACTOR” shall notify the “GDF” of such change in writing by any communication, notice, request or service, whether judicial or non-judicial, that may be necessary by virtue of this agreement, which shall be made at such address and shall be fully effective, according to the terms set forth in article 113 of the Civil Procedural Code for the Federal District of additional application according to article 8 of the Public Works Law for the Federal District.
III. - “THE PARTIES” represent:
III.1.- That it is their desire to enter into this administrative agreement, inasmuch as the consent they express hereunder lacks any defect affecting the same and because the powers they have been given to such effect have not been revoked.
III.2.- That they strictly abide by, for purposes of the execution of the works subject to this agreement, each and every one of the clauses comprising the same and to the rationalized proposal, as well as to exhibits C-1 GENERAL PROGRAM OF ACTIVITIES PER ITEM; C-2 GENERAL PROGRAM OF BIMONTHLY PAYMENTS PER ITEM; C-3 BUDGET AND GENERAL CATALOG OF ACTIVITIES PER ITEM; CALENDARIZED SUMMARY PER ACTIVITY; DESCRIPTION IN DETAIL OF RESEARCH, PROJECTS AND THE MAIN ACTIVITIES OF THE WORK; COMPLEMENTARY TECHNICAL DOCUMENTS; THE WORK’S LOGBOOK; THE TERMS OF REFERENCE AND ELEMENTS OF THE PROJECT’S WHOLE PROPOSAL INCLUDING THE “CONTRACTOR’S” OWN SUPERVISION IN THE EXECUTION OF THE WHOLE PROJECT, the International Public Bidding No. 30001140-001-08 Basis, the Clarification Meetings and the Modification and Clarification Circulars, in everything that does not conflict with the rationalized proposal and that duly is signed by the parties is made a part of this administrative agreement and is incorporated by reference as if they were included herein.

Therefore, the parties hereto intend to become obliged in the following terms and conditions:
CLAUSES
First.- Subject Matter of the Agreement:
The “GDF” entrusts “ THE CONTRACTOR” with the completion of the public works consisting of the INTEGRAL LUMP-SUM PROJECT SUBJECT TO A LIMITED PERIOD OF TIME FOR THE CONSTRUCTION OF LINE 12 TLÁHUAC-MIXCOAC OF THE UNDERGROUND PUBLIC TRANSPORTATION SYSTEM, COMPRISING THE NECESSARY RESEARCH AND ANALYSIS; PRELIMINARY PLANS; EXECUTIVE PROJECTS; CONSTRUCTION; FIXED FACILITIES; TESTING; RUNNING WITH NO LOAD AND BEGINNING OF OPERATION; TRAINING AND REQUIREMENTS OF THE OPERATING BODY, BEING FINALLY COMPLETED AT THE INTERSECTING ZONES AND UNDERGROUND STATIONS UP TO THE LEVEL OF THE WATER-PROOF BODY and “THE CONTRACTOR” undertakes to perform the same until the total completion and beginning of operations abiding for such purpose provided for in the various legal statutes, standards and exhibits set forth in the representations section of this agreement, which are reproduced hereunder and made a part of this agreement, as well as the works’ logbook, which bind the parties as to their rights and obligations.
Said Integral Project comprises the following Main Activities:
A)	Research, Preliminary Plans, Projects and Construction;

B)	Systems
Therefore, “THE CONTRACTOR” agrees to carry out said Main Activities in accordance with the General Plan of Activities per Items that is incorporated by reference in this agreement as if included herein.
For each one of the Main Activities the parties shall open the relevant Logbooks, and also comply with the Administrative Policies, Basis and Guidelines in the Field of Public Works, which shall be the responsibility and at the care of the Supervision Resident appointed by the “GDF”.
Second.- Amount of the Agreement:
The amount of this agreement shall be of $15,290’000,000.00 (FIFTEEN THOUSAND TWO HUNDRED NINETY MILLION PESOS 00/100 Mexican currency) plus the amount of $2,293’500,000.00 (TWO THOUSAND TWO HUNDRED NINETY THREE MILLION FIVE HUNDRED THOUSAND PESOS 00/100 Mexican currency) which represents value added tax. The total amount of the agreement is $17,583’500,000.00 (SEVENTEEN THOUSAND FIVE HUNDRED EIGHTY THREE MILLION FIVE HUNDRED THOUSAND PESOS 00/100 Mexican currency).

The aforementioned total amount corresponds to the Main Activities as indicated below:

	AMOUNT		AMOUNT WITH
MAIN ACTIVITY	WITHOUT V.A.T	V.A.T.	V.A.T.
A) Research, Preliminary Plans, Projects and Construction	$9,651’474,040.63	$1,447’721,106.09	$11,099’195,146.72

B) Systems	$5,683’525,959.37	$845’778,893.91	$6,484’304,853.28

TOTAL	$15,290’000,000.00	$2,293’500,000.00	$17,583’500,000.00
The allowance of the current fiscal year shall be in the amount of $2,000’000,000.00 (TWO THOUSAND MILLION PESOS 00/100 Mexican currency) plus the amount of $300’000,000.00 (THREE HUNDRED MILLION PESOS 00/100 Mexican currency), which represents value added tax. The total amount of the allowance is equal to $2,300’000,000.00 (TWO THOUSAND THREE HUNDRED MILLION PESOS 00/100 Mexican currency) and corresponds to the Main Activities as indicated below:

2008 ALLOWANCE
	AMOUNT		AMOUNT WITH
MAIN ACTIVITY	WITHOUT V.A.T	V.A.T.	V.A.T.
A) Research, Preliminary Plans, Projects and Construction	$1,235’586,827.20	$185’338,024.08	$1,420’924,851.28

B) Systems	$764’413,172.80	$114’661,975.92	$879’075,148.72

TOTAL	$2,000’000,000.00	$300’000,000.00	$2,300’000,000.00
The total amount of this agreement is a fixed amount and therefore it may not be modified under any circumstance whatsoever. Therefore if “THE CONTRACTOR” carries out any works in a value higher than the one established, regardless of the responsibility incurred by it because of the execution of exceeding works, it shall not be entitled to claim any payment whatsoever for such works.
For the subsequent fiscal years, as the case may be, the aforementioned amounts shall be determined by means of a budget re-evaluation, based on the sufficiency of the amount allocated to the relevant item, in accordance with the terms set forth in article 45 of the Public Works Law for the Federal District.
Further, “THE CONTRACTOR” shall create a Trust, with a banking institution authorized to such effect, within fifteen days following the date of notification of the award, which shall serve to guarantee the “GDF” that the amounts paid by virtue of advance payments and payment of the percentage of advance scheduled, shall be applied only and exclusively for the development of the Integral Project’s works; in order to support the above, it shall submit before the Works Supervision Residence the bimonthly statements of the account transactions made in such Trust.

Third.- Execution Term:
“THE CONTRACTOR” undertakes to begin the works of this agreement on July 3, 2008 and to complete them entirely to the full satisfaction of the “GDF” by December 31, 2011, according to the general plan of activities, which comprises a part of this agreement.
For purposes of the above, “THE CONTRACTOR” shall complete and open for service the first phase of Tláhuac to Axomulco no later than December 31, 2010 and the totality of the Line from Tlahuac to Mixcoac no later than December 31, 2011.
In the event that “THE CONTRACTOR” fails to open for service the phases on the aforementioned dates it shall be accountable for the liquidated damages foreseen in the third paragraph of the Sixteenth Clause of this agreement derived from the delay, as of the date in which it should have opened each phase for service.
This agreement may not be modified in its amount or term according to article 44 section II of the Public Works Law for the Federal District.
Fourth.- Availability of Facilities and Administrative Documents:
The “GDF” shall make available to “THE CONTRACTOR” the building or buildings and/or sites where the works of this agreement shall be carried out, as well as the general plan, sketches and background.
Fifth.- Advances:
A)	In the case of the Main Activity named “RESEARCH, PRELIMINARY PLANS, PROJECTS AND CONSTRUCTION”, the “GDF” shall grant “THE CONTRACTOR” advances in accordance with the following:
I.
For the beginning of the works of this agreement, the “GDF” shall grant an advance of 10% (ten percent) of the allowance approved for this Activity and which, for the first budget fiscal year shall be equal to the amount of $123’558,682.72 (ONE HUNDRED TWENTY THREE MILLION FIVE HUNDRED AND FIFTY EIGHT THOUSAND SIX HUNDRED AND SEVENTY TWO PESOS 72/100 Mexican currency) plus the amount of $18’533,802.41 (EIGHTEEN MILLION FIVE HUNDRED THIRTY THREE THOUSAND EIGHT HUNDRED TWO PESOS 41/100 Mexican currency), which represents value added tax. The total amount of this advance is $142’092,485.13 (ONE HUNDRED FORTY TWO MILLION NINETY TWO THOUSAND FOUR HUNDRED AND EIGHTY FIVE PESOS 13/100 Mexican currency).

II.
In addition to the aforementioned advance, for the acquisition or production of permanent materials which are necessary for the completion of the integral project of this agreement, the “GDF” shall grant an advance of 20% (twenty percent) of each one of the yearly allowances approved for the contract with regard to such Activity, and that for the first fiscal year shall be equal to the amount of $247’117,365.44 (TWO HUNDRED FORTY SEVEN MILLION ONE HUNDRED SEVENTEEN THOUSAND THREE HUNDRED SIXTY FIVE PESOS 44/100 Mexican currency) plus the amount of $37’067,604.82 (THIRTY SEVEN MILLION SIXTY SEVEN THOUSAND SIX HUNDRED FOUR PESOS 82/100 Mexican currency) which represents value added tax. The total amount of this advance is $284’184,970.26 (TWO HUNDRED EIGHTY FOUR MILLION ONE HUNDRED EIGHTY FOUR THOUSAND NINE HUNDRED SEVENTY PESOS 26/100 Mexican currency).

III.
The aforementioned advances for the first fiscal year, shall be made available to “THE CONTRACTOR” prior to the commencement of work and within a term no longer than 10 (ten) business days as of the date of delivery of the relevant surety bond and its invoice duly completed, which complies with all the tax requirements and shall be in accordance with the provisions of article 35 section II of the Public Works Law for the Federal District; 34 and 37 of its Regulations; and 404 section I, paragraph a) of the Financial Code of the Federal District.

IV.
“THE CONTRACTOR” shall undertake to use the aforementioned advances for the commencement of the work and purchasing of the permanent materials, which are necessary to carry out the aforementioned Activity of this agreement only.

V.
The advances given in the following fiscal years shall be made available to “THE CONTRACTOR” within a term no longer than 10 (ten) business days as of the date of delivery of the relevant surety bond and its invoice duly completed, which complies with all the tax requirements, same that shall be delivered by “THE CONTRACTOR” within fifteen business days following the date in which the “GDF” informs “THE CONTRACTOR” in writing of the budget availability for the agreement, in accordance with the terms set forth in articles 35 section II of the Public Works Law of the Federal District; 34 and 37 of its Regulations; and 404 section I, paragraph a) of the Financial Code of the Federal District.

VI.
The redemption of the advances mentioned hereunder shall be made proportionally against each one of the allowances, provided they shall be liquidated no later than on the date of the last allowance of the fiscal year in which they were given, according to articles 49 of the Public Works Law of the Federal District, 34 and 38 section III of its Regulations; and 404 section I, paragraph a) of the Financial Code of the Federal District and other applicable provisions to such effect.

B)
In the case of the Main Activity named “SYSTEMS”, the “GDF” shall grant “THE CONTRACTOR” an advance for the commencement of work and the purchase of the necessary materials and products in 50% (fifty percent) of the total amount of this Activity and it shall be delivered in the following manner:

I.
10% (ten percent) plus 20% (twenty percent) of the approved allowance for the first fiscal year in which this Activity begins and which is equal to the amounts of $76’441,317.28 (SEVENTY SIX MILLION FOUR HUNDRED FORTY ONE THOUSAND THREE HUNDRED SEVENTEEN PESOS 28/100 Mexican currency) and $152’882,634.56 (ONE HUNDRED FIFTY TWO MILLION EIGHT HUNDRED EIGHTY TWO THOUSAND SIX HUNDRED THIRTY FOUR PESOS 56/100 Mexican currency) respectively, plus the amounts of $11’466,197.59 (ELEVEN MILLION FOUR HUNDRED SIXTY SIX THOUSAND ONE HUNDRED NINETY SEVEN PESOS 59/100 Mexican currency) and 22’932,395.18 (TWENTY TWO MILLION NINE HUNDRED THIRTY TWO THOUSAND THREE HUNDRED NINETY FIVE PESOS 18/100 Mexican currency), which represents value added tax, resulting in the total amount of $263’722,544.61) (TWO HUNDRED SIXTY THREE MILLION SEVEN HUNDRED TWENTY TWO THOUSAND FIVE HUNDRED FORTY FOUR PESOS 61/100 Mexican currency).

II.
The aforementioned advance shall be made available to “THE CONTRACTOR” prior to the date scheduled for the beginning of this Activity according to the General Plan of Activities Per Item with the prior delivery of the relevant surety bond and its invoice duly completed, which shall be delivered by “THE CONTRACTOR” to the “GDF”, at least 20 (twenty) business days before the date scheduled for the beginning of such Activity.

III.
In the subsequent fiscal year the “GDF” shall grant “THE CONTRACTOR” the remaining amount of the advance in order to reach 50% of the total amount of this Activity which is equal to the amount of $2,589’939,027.85 (TWO THOUSAND FIVE HUNDRED EIGHTY NINE MILLION NINE HUNDRED THIRTY NINE THOUSAND TWENTY SEVEN PESOS 85/100 Mexican currency) plus the amount of $388’490,854.18 (THREE HUNDRED EIGHTY EIGHT MILLION FOUR HUNDRED NINETY THOUSAND EIGHT HUNDRED FIFTY FOUR PESOS 18/100 Mexican currency), which represents value added tax, resulting in the total amount of $2,978’429,882.03 (TWO THOUSAND NINE HUNDRED SEVENTY EIGHT MILLION FOUR HUNDRED TWENTY NINE THOUSAND EIGHT HUNDRED EIGHTY TWO PESOS 03/100 Mexican currency), and it shall be made available to “THE CONTRACTOR” within a term no longer than 10 (ten) business days as of the date of delivery of the relevant surety bond and its invoice duly completed and in accordance with all the applicable tax requirements, same that shall be delivered by “THE CONTRACTOR” within 15 (fifteen) business days following the date in which the “GDF” informs “THE CONTRACTOR” as to the budget availability, in accordance with articles 35 section II of the Public Works Law for the Federal District; 34 and 37 of its Regulations; and 404 section I, paragraph a) of the Financial Code of the Federal District.

IV.
The redemption of the aforementioned advances in this paragraph shall be made in a proportion to each one of the allowances, provided such proportionality shall be as follows: the first advance (set forth in section I) shall be calculated using a percentage equal to the result of dividing the amount granted by the total amount of the Activity, and the other relevant advance aforementioned the percentage shall be calculated using a percentage equal to the result of dividing the amount of the Additional amount received by the total amount of the Activity, all in accordance with the provisions of articles 49 of the Public Works Law for the Federal District, 34 and 38 section II paragraph d) of its Regulations, Financial Code of the Federal District and other applicable provisions.

V.
Further, “THE CONTRACTOR” shall be bound to prove to the satisfaction of the “GDF” the correct investment of the advances delivered through the trust set forth in the last paragraph of clause two hereunder.

VI.	“THE CONTRACTOR” agrees that the total advance indicated hereunder shall be applied in its entirety to the materials and inputs of the main Activity named “SYSTEMS” comprised as described below:
1.	track system
2.	supply and distribution of electric energy system
3.	mechanical installations system

4.	signs system

5.	centralized control system

6.	telecommunications system

7.	toll system and

8.	automatic piloting system
C)
If “THE CONTRACTOR” does not deliver the surety bonds and invoices duly completed within the terms set forth in each case, and the advance is not released within the term established for such reason, it shall not be a cause to defer the compliance with this agreement, provided it shall be the obligation of “THE CONTRACTOR” to continue with the works of this agreement at its own cost and expense, in accordance with the plan and characteristics agreed upon.

D)
In the event that “THE CONTRACTOR” fails to redeem or justify having invested the advances received according to the terms of this agreement, in the Public Works Law for the Federal District, Regulations of the Public Works Law of the Federal District and the Financial Code of the Federal District, it shall reimburse the “GDF” the balance pending to redeem, otherwise it shall pay the financial costs at a rate equal to the one set forth in the Internal Revenue Law for the Federal District in the event of an extension for the payment of the tax credit. The financial expenses shall be calculated over the non-redeemed balance and they shall be estimated as calendar days from the expiration of the term for their relevant redemption until the date in which the amount is made available to the Department of Finance of the Federal District.

Sixth.- Representatives of the Parties at the Public Works Site:
“THE CONTRACTOR” shall designate prior to the commencement of the works, at the site of execution of the same, a permanent representative who shall serve as the superintendent, who shall have broad and sufficient powers and authority to take decisions in everything related to the compliance of this agreement, provided he shall write down in the Works’ Logbook all data pertaining to the relevant power of attorney and, if necessary because of the magnitude of the Works, “THE CONTRACTOR” may appoint several technical representatives by mutual agreement with the “GDF”, which reserves its right of acceptance, which right may be enforced at any time. In turn, the “GDF” in accordance with the terms set forth in article 50 of the Public Works Law for the Federal District, 61 and 62 of its Regulations, shall appoint in writing the works and supervision resident prior to the commencement of the works.
The supervision resident shall be directly responsible for the supervision, vigilance, inspection, control, review and assessment of the works carried out by “THE CONTRACTOR”, in such manner that he/she shall verify in detail that the works are carried out pursuant to this agreement, as to the quality, attachment to the project, to the terms of reference as the case may be, and as to the execution and timing of the approved budgets, being in charge of and responsible for the duties set forth in article 62 of the Regulations of the Public Works Law for the Federal District, as well as in the Construction Standards of the Public Administration of the Federal District.
The works resident designated by the “GDF” shall be in charge of supervising at all times the works of this agreement and instructing the supervision resident or “THE CONTRACTOR” through the logbook, and shall carry out whatever actions he/she deems necessary for the correct execution of the works, according to the duties set forth in article 61 of the Regulations of the Public Works Law for the Federal District.
Seventh.- Form of Payment:
The works of this agreement included in the general plan of activities per item shall be paid in a lump sum through bimonthly advances pursuant to this agreement and according to the terms set forth in the Public Works Law for the Federal District, the Regulations of the Public Works Law for the Federal District, the Financial Code for the Federal District and the Administrative Policies, Basis and Guidelines in the Public Works field.
The parties agree that the Works of this agreement are paid for through the transfer of funds that shall span bimonthly periods as maximum, which shall be submitted by “THE CONTRACTOR” accompanied by the documents supporting the applicability of their payment to the supervision resident for his/her approval no later than 4 (four) business days following the closing dates that shall be on the 15th and last business day of every month; such supervision resident shall review within the next 5 (five) business days, and as the case may be, collect the approval of the work resident of the “GDF”, in accordance with articles 50 and 52 of the Public Works Law for the Federal District and 59 of its Regulations.
In the event there may be any technical or numerical differences, the parties shall have 2 (two) business days from the expiration of the aforementioned term for review, which shall serve to resolve such differences; failure to resolve them and once they are approved within such term, these shall be resolved and they shall be incorporated into the following allowance, setting forth as the beginning date of the twenty-day term for the payment, the date of submission of the corrected documentation, which shall be entered in the Control Sheet of the allowances’ procedure.

Each allowance made shall be considered as payment in account of the total amount of this Agreement.
The place to process the allowance shall be the “GDF’s” offices located at Av. Universidad no. 800 Col. Santa Cruz Atoyac, C.P. 03310, Delegación Benito Juarez in Mexico City.
The transfer of allowances in bimonthly advances shall be made by the “GDF” under its own responsibility, within a term no longer than 20 (twenty) business days as of the date in which they have been approved by the works resident and they shall be carried out through electronic bank transfers in the account of the trust that “THE CONTRACTOR” timely informs the “GDF” of in writing, in accordance with article 52 of the Public Works Law for the Federal District.
The payments of the bimonthly allowances are independent from one another and therefore, any type and sequence shall be for administrative control purposes only.
Eighth.- Security Interest and Insurances:
1.- Security Interest.- In order to secure any advances derived from this agreement, “THE CONTRACTOR” shall submit to the “GDF” a surety bond in favor of the Department of Finance of the Federal District, issued by a bond company authorized to act as such in the Federal District equal to 100% (one hundred percent) of the total amount of each one of the advances given (plus V.A.T.)
For the advances of the first fiscal year relating to the Main Activity named “Research, Preliminary Plans, Projects and Construction” set forth in paragraph A) of the Fifth Clause of this Agreement, the surety bond shall be delivered together with the invoice duly signed within a term no longer than 10 (ten) business days as of the date in which “THE CONTRACTOR” has received a copy of the bidding award.
For the advance relating to the Main Activity named “SYSTEMS” starting on the first fiscal year as set forth in section I of paragraph B) of the Fifth Clause of this Agreement the surety bond shall be delivered together with the invoice duly completed at least twenty business days prior to the date scheduled for the beginning of this Activity.
For any advances granted in the subsequent fiscal years set forth in sections V of paragraph A) and III of paragraph B) of the Fifth Clause of this agreement, the corresponding surety bonds shall be delivered together with the corresponding invoice duly completed, within a term no longer than fifteen business days following the date in which the “GDF” informs “THE CONTRACTOR” in writing with respect to the budget availability.
These surety bonds shall be cancelled at the time the advances are wholly redeemed.

In order to secure compliance with the terms of this agreement, “THE CONTRACTOR” shall submit to the “GDF” a surety bond policy in favor of the Department of Finance of the Federal District, issued by an authorized bond company to act as such in the Federal District equivalent to 10% (ten percent) of the total amount of this agreement (plus V.A.T.).
The aforementioned surety bond shall be delivered within a term no longer than 10 (ten) business days as of the date in which “THE CONTRACTOR” has received a copy of the bidding award. This bond shall be cancelled upon the reception of the works of this agreement and open for service to the complete satisfaction of the “GDF” and once the surety bond for hidden defects has been constituted.
In order to respond to any defects that may derive from the works carried out, for hidden defects and any other liabilities, “THE CONTRACTOR” shall secure through a surety bond given 10 (ten) business days prior to the formal reception of the works, or before the payment of the final 10% (ten percent) thereof, in which case the surety bond shall be delivered together with the first allowance of such 10% (ten percent). The surety bond policy shall be issued in favor or the Department of Finance of the Federal District, by a bond company authorized to act as such in the Federal District, equal to 10% (ten percent) of the total amount (with V.A.T.) exercised as of the date of the delivery-receipt, such surety bond shall effective during a term of two years as of the delivery — receipt date, in accordance with article 58 of the Public Works Law for the Federal District and 36 of its Regulations.
In lieu of the Security Interest set forth in the aforementioned paragraph, “THE CONTRACTOR” from this moment agrees and accepts that the surety bond that secures the compliance of this agreement shall be kept to guarantee any defects resulting from the works carried out, any hidden defects and other liabilities that may arise within two years following its receipt, provided it may adjust it to the 10% (ten percent) of the total amount exercised (with V.A.T.) at the time of the delivery receipt, and the surety bond policy shall expressly indicate such.
The surety bond policies of any advance surety bond and performance bond mentioned previously shall contain the express acceptance of the bond company stating that the term to enforce it shall be up to two years as of the date of termination of the works fixed in the agreement.
In addition, the representations contained in the surety bond policies mentioned previously shall abide by the provisions of the General Rules to enforce the surety bonds granted in the procedures and execution of agreements to guarantee the participation and compliance of any commitments undertaken before the Agencies, Decentralized Entities and Delegations of the Public Administration of the Federal District, published in the Official Gazette of the Federal District on August 11, 2006.
In order to cancel the advance, performance and hidden defects surety bonds, the express written approval of the “GDF”, shall be necessary once “THE CONTRACTOR” has complied with each and every obligation derived from this agreement to the complete satisfaction of the “GDF”.

2.- Insurances.- “THE CONTRACTOR” undertakes to deliver to the “GDF” within 5 (five) business days following the date of execution and delivery of this agreement a copy of the liability insurance policy and agreement guaranteeing the total repair of any damages that may be caused to third parties in their property or persons, derived from the activities inherent to the works performed.
The insured amount or minimum limit of the liability policy that shall be procured shall be of 15% (fifteen percent) of the total amount of the agreement, provided that “THE CONTRACTOR” may increase this policy in accordance with the risk that in its own experience may represent the works which are to be carried out and in the event any liability arises, the portion not covered by its policy, shall be covered with its own funds.
The minimum term of the policy shall correspond to the duration of the works until their formal completion, in accordance with the provisions of article 63 of the Regulations of the Public Works Law of the Federal District.
The provisions of this Clause shall be in accordance with articles 35, the last paragraph of article 47 and 58 of the Public Works Law of the Federal District, 35, 36, 63 and 74 of its Regulations, as well as Section 21 of the Executive Order which issues the Administrative Policies, Basis and Guidelines in the Public Works Field. The surety bonds shall be extended in the terms outlined in articles 403 and 404 of the Financial Code of the Federal District and to the provisions of articles 95 and 118 of the Federal Law of Surety Bond Institutions.
Ninth.- Cost Adjustment:
The works of this agreement are not subject to any cost adjustments, in accordance with the rules set forth in article 44 section II of the Public Works Law of the Federal District.
Tenth.- Delayed Interest or Reimbursement of Payments:
In the event of failure to comply with the payment of any allowances, the “GDF” at the request of “THE CONTRACTOR” shall pay the financial expenses at a rate that shall be equal to the one established by the Internal Revenue Law of the Federal District in the event of extension for the payment of tax credits. Such expenses shall be calculated over the unpaid amounts, and shall be estimated as calendar days from the day the term expired until the date in which the amounts are actually made available to “THE CONTRACTOR”, in compliance with article 55 of the Public Works Law of the Federal District.
In connection with payments in excess that have been received by “THE CONTRACTOR”, it shall reimburse them, plus the corresponding interest, at a rate equal to the one established by the Internal Revenue Law of the Federal District in the event of extension for the payment of tax credits. The charges shall be calculated over the amounts paid in excess in each case and they shall be calculated as calendar days from the date of payment until the day in which they are actually made available to the Department of Finance of the Federal District.

Eleventh.- Modification of the Project and Specifications:
The “GDF” may modify the specifications of this agreement, by means of a written communication to “THE CONTRACTOR”, the modifications shall be considered incorporated to the text of the agreement once they have been agreed upon in writing by the parties and thereafter they shall be mandatory for both parties, within the limits of time and cost, fixed in this agreement, by virtue of the fact that this agreement may not be modified in the amount or term according to article 44 section II of the Public Works Law of the Federal District.
In the event that “THE CONTRACTOR” intends to execute or executes at its own cost and risk any outstanding works, exceeding or relevant works not considered in the original scope, the “GDF” shall not be obliged to pay the same.
Twelfth.- Responsibilities of “THE CONTRACTOR”:
“THE CONTRACTOR” represents that the material and equipment to be used in the works of this agreement abide by the Construction Standards of the Public Administration of the Federal District and by the particular specifications and scope of this agreement and that the performance of the works is carried out to the satisfaction of the “GDF”, as well as to respond at its own account and risk, to any defects and hidden defects of the same and to any damages and losses arising from its default or neglect that may be caused to the “ADMINISTRATIVE UNIT” or to third parties, in which case the performance bond granted shall be enforced up to the total amount of the same.
Furthermore, “THE CONTRACTOR” shall undertake not to assign to third parties, either individuals or companies, any rights and obligations derived from this agreement and its exhibits, as well as the collection rights over the properties or bimonthly advances covered by this agreement, without the express and written approval of the “GDF”.
“THE CONTRACTOR” shall comply with the provisions of the Public Works Law for the Federal District, the Regulations of the Public Works Law for the Federal District, the Administrative Policies, Basis and Guidelines in the Field of Public Works, the Financial Code of the Federal District, the Construction Regulations of the Federal District and other applicable legal statutes.
Furthermore, “THE CONTRACTOR” shall comply with its obligations to the appropriate individuals, companies and authorities that are involved in the fulfillment of this agreement and shall be subject to all the laws, regulations, ordinances and other applicable provisions of the competent authorities in the construction and safety fields as well as of the use of the public way. The responsibilities, damages and/or losses that may result due to its default shall be the sole responsibility of “THE CONTRACTOR”.
On the other hand, the “CONTRATOR” shall participate as many times as it may be required during the term of this agreement and up to five years following its execution in the attention of any revisions and observations that are carried out by the General Comptroller’s Office of the Federal District, the Accounting Bureau of the House of Representatives of the Federal District and/or any other entity with legal interest or who may be commissioned by its controlling bodies to carry out audits to this agreement.

Thirteenth.- Reception of the Works:
“THE CONTRACTOR” shall communicate in writing to the “GDF”, within 10 (ten) business days prior to the expiration of the term of the agreement, the completion of the works that were entrusted to it, and it shall attach all, and all parts of, invoices and security interests of the properties described in the exhibits set forth in representations II.14 and III.2 of this agreement, duly endorsed in favor of the “GDF” assigning to it in whole the rights of the integral project of this agreement; further, “THE CONTRACTOR” shall deliver to the “GDF” in totality and each and every document, final plan of the project, construction of the integral project as well as its mechanical guides and operation and maintenance manuals both printed and in electronic form.
The “GDF”, as of the termination of the effectiveness of this agreement, within the following 30 (thirty) business days shall verify the due termination of it pursuant to the conditions stated hereunder, provided the relevant minutes should be prepared, leaving the remaining works under its sole responsibility.
Once the due termination of the works has been verified, the “GDF” shall have a term of 20 (twenty) calendar days to proceed to its physical receipt, through the issuance of the relevant minutes, of the works as its sole responsibility. At the conclusion of such term, regardless of whether or not the “GDF” has received the works, they shall be deemed received.
The receipt of the works whether in whole or in part shall be carried out pursuant to the guidelines, requirements and terms established in the Public Works Law of the Federal District, as well as the modalities provided in the same, notwithstanding that the “GDF” has the right to claim any incomplete works or those improperly executed. The “GDF” may carry out partial receipt whenever it considers there are works already completed with portions capable of being used.
The “GDF” shall provide the Internal Comptrollership and “THE CONTRACTOR” with minutes of the completion of the works within a term of 10 (ten) business days prior to the date of issuance of the minutes indicating receipt and it shall indicate the date scheduled for its receipt in order to, should they deem it convenient, appoint their representatives to attend to such act, regardless of whether the minutes account for the appearance of its representatives.
On the date scheduled, the “GDF” shall receive the works under its responsibility and it shall prepare the corresponding minutes, regardless of whether it proceeds to the liquidation and release of the agreement thereafter.
The receipt of the works by the “GDF” shall be made under its sole responsibility. No service shall be received without previously complying with the requirement that “THE CONTRACTOR” has adjusted the performance bond and hidden defects bond at 10% of the total amount of the exercise (with V.A.T.) whenever it is greater than the one originally secured. In case “THE CONTRACTOR” does not deliver the surety bond in the conditions agreed upon hereunder and the delivery receipt is not be carried out for this reason, the completed works shall be considered as not delivered and the delay in their delivery shall be penalized in the same way that this agreement establishes in the event of any delay in the completion of the works.

The liquidation of the works shall be made within a period not exceeding 100 (one hundred) business days following the date of the receipt of the works, hence the “GDF” shall notify “THE CONTRACTOR” with due anticipation for all applicable purposes. Failure to reach liquidation as agreed upon by the parties, the “GDF” shall proceed to carry out the same unilaterally, according article 57 of the Public Works Law of the Federal District, with the “GDF” maintaining its right to claim, notwithstanding the enforcement of the security interests agreed upon hereunder.
The liquidation determined from the aforementioned terms shall contain the credits resulting in favor or against each party, describing the general concept from which they originated and the resulting balance.
In the event of disagreement between the parties with respect to the liquidation, or otherwise, “THE CONTRACTOR” shall not resort to the “GDF” for its formulation within the term set forth in this agreement, but instead shall proceed to prepare the formulation and shall communicate the outcome in writing to “THE CONTRACTOR” within a term of 10 (ten) calendar days counted as of the date of its formulation. Once “THE CONTRACTOR” has been notified of the outcome of such liquidation, “THE CONTRACTOR” shall have a 15 (fifteen) calendar day term to allege whatever is best to its own interests, if such term has elapsed and no action is taken, it shall be regarded as accepted.
Once the total balance has been determined, the “GDF” shall make available to “THE CONTRACTOR” the corresponding payment, through its availability or its corresponding consignment, or else it shall request the reimbursement of the resulting amounts; provided however that administrative minutes shall be issued simultaneously stating that all rights and obligations undertaken by both parties in this agreement are extinguished.
The release of the works shall be carried out no later than 20 (twenty) business days following the date of liquidation; if within such period of time “THE CONTRACTOR” has not made the final release, the “GDF” shall request in writing that “THE CONTRACTOR” make such release. Once “THE CONTRACTOR” has been duly notified, it shall have a 20 (twenty) day term to make the release; after such period of time has elapsed, the “GDF” shall unilaterally grant release of the works.
The delivery and receipt of the works, the liquidation and release of this agreement shall be carried out in accordance with the provisions of this clause and in terms of that provided for in article 57 of the Public Works Law for the Federal District, 36, 64 and 74 of its Regulations, and other applicable of both legal statutes, as well as other applicable provisions in the field.
Fourteenth.- Labor Relations:
“THE CONTRACTOR” shall become the employer of the personnel whose labor it may hire in order to comply with this agreement and it shall be solely responsible for the obligations derived from the legal provisions and other legal statutes in the labor and social security fields; therefore, “THE CONTRACTOR” agrees to respond to each and every claim brought by its workers against itself or against the “GDF” in connection with the works derived from this agreement, hence it shall hold the “GDF” harmless from any liability, provided it may not be considered as a joint and/or substitute employer, and “THE CONTRACTOR” for such reason shall indemnify the “GDF” for any damages or losses resulting, including the case of notice of strike or the going on strike by its workers.

Fifteenth.- Subcontracting:
“THE CONTRACTOR” shall execute directly and at its sole responsibility, the works of this administrative contract. Therefore the “GDF” does not authorize any subcontracting without its prior and written approval except for that provided for in the invitation to bid and the bidding basis.
Sixteenth.- Liquidated damages:
The “GDF” shall be authorized to verify that the works of this agreement are being performed by “THE CONTRACTOR” in accordance with the works plan undertaken. The liquidated damages shall be subject to the rules in article 55 section V of the Regulations of the Public Works Law for the Federal District and in Section 4 of the Administrative Policies, Basis and Guidelines in the field of Public Works of the Federal District’s Government, which may not surpass in the aggregate the total amount of the surety bond granted to secure the performance of the agreement.
If as a consequence of the verification it is observed that the amount of the bimonthly analysis actually made is lesser in absolute terms than the amount of what should have been made, the “GDF” shall withhold 2% (two percent) of the difference of such amounts in the transfer of funds of the verification period. The verification shall be carried out on a bimonthly basis and in such transfer of funds the amounts corresponding to the advances or delays regarding the evaluation of the preceding two weeks. This procedure shall be applied until the conclusion of the execution time period set forth in the agreement. The amount withheld shall be refunded to “THE CONTRACTOR” at the time in which it recovers the delay or a portion of the same. When wording the release of the works, all withholdings shall be credited to “THE CONTRACTOR” making the corresponding charges to the same derived from the delay in the delivery of the works.
In the event of failure, due to causes imputable to “THE CONTRACTOR”, by delay in the delivery of the works of this agreement within the terms agreed, liquidated damages shall be equal to 0.2% (zero point two percent) per each calendar day of delay, estimated pursuant to the program agreed upon over the total amount of the agreement including V.A.T.
If, due to the magnitude of the delay in the execution of the works due to causes imputable to “THE CONTRACTOR”, the “GDF” determines to proceed with cancellation of the agreement, in addition to the 2% set forth above, 0.2% (zero point two percent) of the total amount of the works not performed under the agreement, per each calendar day elapsed from the date of notice of the cancellation until the resuming of the works by the new contractor, shall be applied as liquidated damages as an indemnity for damages corresponding to the time needed to resume the works, plus the difference of the cost overrun in the prices of the works pending, plus the expenses pertaining to the retention of the new contractor.

When “THE CONTRACTOR” incurs a deficient execution in connection with the works’ quality, it shall be penalized as follows:
For works performed in a deficient manner in connection with the quality established in the project, the supervision resident shall render the relevant work report to the work resident of the “GDF” in order to see whether it is feasible to keep such work without affecting the behavior of the property or putting at risk any individuals or the achievement of goals for which the works were created, in which case, the corresponding deductions shall be made in the amount of any difference in the quality between that which has been committed and that which has been provided multiplied by 2 (two).
For the elements of the works executed in a deficient manner for which the “GDF” establishes that it is not feasible to keep such works, “THE CONTRACTOR” shall demolish at its own cost and expense any elements wrongly executed and replace them in accordance to the specifications and to the project, thereby causing the “GDF” to withhold an amount equal to the one transferred as demolition and the withdrawal of the deficient material plus the amount equivalent to the replacement, to the complete satisfaction of the “GDF” and in case of failure to carry out the demolition, and the “GDF” has to do it, “THE CONTRACTOR” shall be charged with the cost of the same plus 25% (twenty five percent) with V.A.T.
If “THE CONTRACTOR” fails to collect and dispose of the waste left on an ordinary basis during the execution process of the works, (which shall take place on a monthly basis), it shall withhold an amount equal to 0.6% (zero point six percent) including the V.A.T. of the allowance corresponding to the month or months in which disposal has not been made, such amount shall be reintegrated in the estimate of the period from which the relevant disposal would have been made after it has elapsed. In the event that the “GDF” has to carry out the disposal itself, it shall charge “THE CONTRACTOR” the corresponding cost plus 25% (twenty five percent).
If the work is completed and “THE CONTRACTOR” failed to dispose of waste and equipment not in use before delivery-receipt, the amount payable shall be discounted an amount equivalent to 0.6% (zero point six percent) with V.A.T. from the amount agreed and if the “GDF” would have to pay for disposal, “THE CONTRACTOR” shall be charged whatever the “GDF” would have to pay plus 25% (twenty five percent) with V.A.T.
If the failure to dispose of waste, the lack of signs or any difference in the execution of the works cause accidents to third parties leading to a cause of action with a cost, this cost shall be transferred to “THE CONTRACTOR” responsible according to the Construction Regulations for the Federal District.
The amount of the penalty for which “THE CONTRACTOR” would be accountable shall be paid to the “GDF” by means of a certified check in favor of the Department of Finances of the Federal District in the delivery receipt of the works or else it shall be discounted from the allowance and/or release estimate.

If “THE CONTRACTOR” fails to present its allowances to the supervision resident within 4 (four) business days following the closing dates scheduled, it shall be accountable for liquidated damages of 1% (one percent) of the amount of the transfer of funds with V.A.T., which shall be applied in each period in which the submission of the relevant transfer has been omitted according to the recurring schedule agreed upon hereunder.
In the event that the work plan established for the agreement would be delayed due to causes attributable to “THE CONTRACTOR”, “THE CONTRACTOR” expressly agrees that the monthly cost of the supervisor of the “GDF” shall be discounted from the allowances in order to compensate the supervising company the outstanding cost resulting from the delay of the works.
Regardless of the application of the liquidated damages set forth above, the “GDF” may choose between claiming the specific performance of this administrative agreement or the cancellation of the same.
Seventeenth.- Suspension or Anticipated Termination of the Agreement:
I. The “GDF” may temporarily suspend in whole or in part this agreement and the resulting payment, at any time for due cause, or due to public interest reasons, acts of God or force majeure without it implying its final termination and it shall inform “THE CONTRACTOR” in advance of such situation in writing within 5 (five) calendar days.
“THE CONTRACTOR” may suspend the works due to the same reasons, provided it shall immediately notify the “GDF” in writing, in order for it to resolve within a term of 20 (twenty) calendar days as regards to the applicability of the suspension, notifying “THE CONTRACTOR” in writing, and if such is the case, to endeavor to solve the causes of the suspension.
In both cases, for the suspension or early termination of the agreement the provisions of articles 27 of the Public Works Law of the Federal District, 71, 72, 73, and 74 of its Regulations shall apply.
Once the causes for the suspension have been remedied, the parties may enter into an agreement in order to reschedule the works in case it may be feasible according to the Public Works Law for the Federal District, provided the corresponding minutes stating the particular circumstances shall be prepared indicating the status of the works as at such date.
II. Further, the “GDF” may terminate this agreement in advance due to public interest reasons, acts of God or force majeure events and whenever the Public Administration may consider it convenient to its own interests, provided it shall inform such situation to “THE CONTRACTOR” in writing, in order for it to interrupt the works and it shall proceed to grant the release of the relevant agreement, when public interest reasons may occur, or justified causes may arise hindering the continuance of the works and it is proven that if it continues complying with its obligations damage or loss may be caused to the State, or else it may not be possible to determine the time frame for the suspension of the works of this agreement.

“THE CONTRACTOR” may only request the early termination of the agreement whenever there has been a prior suspension for justified cause. Such termination request shall be made in writing to the “GDF”, which shall give a response in such connection to “THE CONTRACTOR” within twenty (20) business days communicating its determination in terms of articles 71, 72, 73 and 74 of the Regulations of the Public Works of the Federal District.
In the event there are pending advances to redeem, “THE CONTRACTOR” shall refund such advances to the “GDF” by means of a certified check or cashier’s check to the name of the Government of the Federal District/Department of Finance/Treasury of the Government of the Federal District or in kind if applicable, within a term no longer than 20 business days commencing as of the date in which the early termination of the agreement is communicated. In case “THE CONTRACTOR” does not refund the balance pending redemption within the aforementioned term, it shall be obliged to reimburse it together with the interest at a rate that shall be equal to the one established in the Internal Revenue Law for the Federal District, in the cases of extension for the payment of tax credits and the security interest of the advances shall be enforced. The charges shall be calculated over the non-redeemed balance and they shall be calculated per calendar days elapsed since the receipt of the advance until the date in which the amounts are actually made available to the “GDF”.
III. It shall also be a cause of early termination of this agreement if the “GDF” proves that “THE CONTRACTOR” failed to comply with tax obligations as stated in article 464 of the Financial Code for the Federal District and the applicable General Rules. If any of these events occurred the “GDF” shall notify “THE CONTRACTOR” at any time in order to immediately proceed in an administrative action in accordance with the rules provided in the last paragraph of article 27 of the Public Works Law for the Federal District.
Eighteenth.- Administrative Cancellation of the Agreement:
In case of failure to comply with the obligations of “THE CONTRACTOR”, the “GDF” may administratively cancel this agreement without the need of prior judicial statement due to justified causes. In this case, the “GDF” shall notify “THE CONTRACTOR” in writing, explaining the reasons that led to this decision. “THE CONTRACTOR” shall allege whatever is best to its own interests within a term of 10 (ten) business days as of the date in which it received the notice. The “GDF” shall resolve whatever is applicable within a term of 10 (ten) business days following such date; it shall also prepare the Minutes stating the particular circumstances with or without the attendance of “THE CONTRACTOR” of the current condition of the works, and in the case that it determined the final cancellation of the agreement was necessary, the “GDF” shall immediately take possession of the public works.
The violation of any of the provisions and requirements set forth in the Public Works Law for the Federal District and other administrative provisions in the field, as well as the non-compliance of any of the obligations of “THE CONTRACTOR” contained in this agreement shall result in its immediate cancellation without any responsibility for the “GDF”. In addition to the liquidated damages that “THE CONTRACTOR” shall be obliged to pay in compliance with this agreement and the enforcement of the security interest granted by it for the performance of the same.

In the event of the cancellation of this agreement due to causes attributable to “THE CONTRACTOR”, once the relevant determination has been issued, the “GDF” as a precaution and from the beginning of the determination shall refrain from covering the amounts resulting from the bimonthly advances which have not been liquidated yet until the relevant liquidation has been prepared, which shall be carried out within 30 (thirty) business days following the date of the communication of such determination, in order to proceed to enforce the relevant security interests. The release shall take into account the materials and equipment acquired or in process of manufacture, the cost overrun of the bimonthly advances and/or activities not yet carried out that are delayed under the current plan, as well as the portion pertaining to the recovery of materials and equipments that may have been delivered, if such is the case.
For the redemption of the advance(s) in the event of administrative cancellation due to causes attributable to “THE CONTRACTOR”, the balance to be redeemed shall be reimbursed to the “GDF” by means of a certified check or cashier’s check to the Government of the Federal District/Department of Finance/Treasury of the Federal District Government or in kind if such is the case, within a term no longer than 20 business days counted as of the date in which the cancellation is notified, in the event “THE CONTRACTOR” does not reimburse the balance pending to be redeemed within the term set forth, it shall be obliged to reimburse it together with the corresponding interest at a rate equal to the one established in the Internal Revenue Law of the Federal District, in case of extension for the payment of tax credits and the security interest of the advances shall be enforced. The charges shall be calculated over the non-redeemed amount and they shall be calculated in calendar days from when it received the advance until the date on which the amounts are made available to the “GDF”, in accordance with article 49 section III and 55 of the Public Works Law for the Federal District and 58 of its Regulations.
The cancellation shall be carried out pursuant to article 27 of the Public Works Law of the Federal District as well as articles 71 and 72 of its Regulations.
Nineteenth.- Resolution of Controversies:
In order to resolve any controversies that may arise between the “GDF” and “THE CONTRACTOR” due to problems of technical or administrative nature that may occur, the provisions of Section 8 of the Administrative Policies, Basis and Guidelines in the Public Works Field shall apply as well as other legal provisions which in like manner may regulate the Public Administration of the Federal District.

Twentieth.- Specific Deductions:
“THE CONTRACTOR” accepts that from the allowances that it receives, the following deductions be made, as applicable, over the liquidation at the time of their payment:
a.
2.0% (two point zero percent) of the amount of each allowance corresponding to the dues for the audit services to the agreements rendered by the Comptroller’s Office of the Federal District in terms provided for in article 205 of the Financial Code of the Federal District.

b.
1.5% (one point five percent) of the amount of each allowance to cover the expenses of the payment for the supervision and review of the public works subject to the agreement that are made by the authorities of the Federal District under the terms of article 205 of the Financial Code of the Federal District.

Twenty First.- Confidentiality, proprietorship of the works and copyrights:
“THE CONTRACTOR” undertakes not to disclose through publications, conferences, reports or through any other means any data and results obtained in the course of the works of this agreement, without the express authorization in writing of the “GDF”, inasmuch as such works, results and information are the property of the latter.
“THE CONTRACTOR” shall be solely responsible for any liability that may derive from any violations caused to copyrights in regard to the use of the techniques it employs during the execution of the works of this administrative agreement.
Twenty Second.- Annulment derived from misrepresentations:
If any of the representations of “THE CONTRACTOR” set forth in this agreement, or incurred during the effectiveness of any of the hypotheses foreseen in article 37 of the Public Works Law for the Federal District, the agreement shall be null and void in accordance with articles 2225 and 2238 of the Civil Code for the Federal District, regardless of any other actions available to the “GDF” arising from the offense of perjury foreseen in the Criminal Code for the Federal District.
Twenty Third.- Obligations:
The parties hereto undertake to strictly abide by the terms of this agreement for the execution of the works, to each and every one of its clauses as well as to the terms, guidelines, procedures and requirements established in the Public Works Law of the Federal District, and other applicable administrative rules and provisions.
Further, “THE CONTRACTOR” shall be bound to implement the sign system that may be necessary prior to, during and after the integral project of this agreement. Similarly, it shall mark the equipment and machinery that are to be used in the execution of the works, abiding for such purpose to the program for the execution of the sign system that was submitted by the same within its technical proposal which is made a part of this legal instrument.
Twenty Fourth.- Joint and Several Obligors:
The Commercial Corporations INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., ALSTOM MEXICANA, S.A. DE C.V. and CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V., notwithstanding they have named “THE CONTRACTOR” as common representative and Leader of the joint venture in the terms set forth in the “NOTARIZATION OF THE JOINT VENTURE OR ASSOCIATION AGREEMENT AND ITS CORRESPONDING EXHIBIT” referred to in representations numbers II.2 and II.3 of this legal instrument, are jointly and severally responsible before the “GDF” for each and every liability derived from this agreement, regardless of the participation of each one of the companies in the execution of the works, hence they expressly waive the benefit of order and discussion they may be entitled to.

Twenty Fifth.- Jurisdiction and Competence:
For the interpretation and compliance of this agreement and for everything that it is not provided for in the same, the parties hereto submit themselves to the Mexican Laws and to the jurisdiction and competence of the courts of Mexico City Federal District, in accordance with article 10 of the Public Works Law of the Federal District. Therefore, “THE CONTRACTOR” waives any claim in any other jurisdiction that it may correspond to by virtue of its present or future address or by any other cause.
This administrative agreement is executed in Mexico City Federal District on the seventeenth day of the month of June 2008.

By the “GDF”	By “THE CONTRACTOR”

DIRECTOR GENERAL OF TRANSPORTATION WORKS	INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V. COMMON REPRESENTATIVE AND LEADER OF THE JOINT VENTURE COMPANIES

(An illegible signature)	(An illegible signature)

ENG. PEDRO SERVANDO DELGADO GAMBOA	ENG. FELIPE MARTINEZ ALVAREZ COMMON ATTORNEY-IN-FACT OF THE JOINT VENTURE COMPANIES

DIRECTOR OF CONSTRUCTION	CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V.

(An illegible signature)	(An illegible signature)

ENG. GUSTAVO CRUZ VILLAFRANCO	ENG. ANTONIO GOMEZ GARCIA ATTORNEY-IN-FACT

TECHNICAL DIRECTOR	ALSTOM MEXICANA S.A. DE C.V.

(An illegible signature)	(An illegible signature)

ENG. HECTOR DAVID MARTINEZ BLANCO	MS. CINTIA IVON MARIA DEL ROCIO ANGULO HINOJOSA ATTORNEY-IN-FACT

INGENIEROS CIVILES ASOCIADOS S.A. DE C.V.

(An illegible signature)

ENG. FELIPE MARTINEZ ALVAREZ ATTORNEY-IN-FACT

THESE SIGNATURES FORM PART OF THE AGREEMENT FOR THE CONSTRUCTION OF THE WORK: INTEGRAL LUMP-SUM PROJECT SUBJECT TO A LIMITED PERIOD OF TIME FOR THE CONSTRUCTION OF LINE 12 TLÁHUAC-MIXCOAC OF THE UNDERGROUND PUBLIC TRANSPORTATION SYSTEM, COMPRISING THE NECESSARY RESEARCH AND ANALYSIS; PRELIMINARY PLANS; EXECUTIVE PROJECTS; CONSTRUCTION; FIXED FACILITIES; TESTING; RUNNING WITH NO LOAD AND BEGINNING OF OPERATIONS; TRAINING AND REQUIREMENTS OF THE OPERATING BODY, BEING FINALLY COMPLETED AT THE INTERSECTING ZONES AND UNDERGROUND STATIONS UP TO THE LEVEL OF THE WATER-PROOF BODY; SIGNED BETWEEN “THE GDF” AND INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., ALSTOM MEXICANA, S.A. DE C.V. AND CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. DE C.V.